FOR IMMEDIATE RELEASE

Contact:
Robert J. Brittain, President and CEO
Tel:(518) 842-7200
Fax:(518) 842-7500
Harold A. Baylor, Jr.,  Vice Pres., CFO, and Treas.
Tel:(518) 842-7200
Fax:(518) 842-1688


              Ambanc Holding Co., Inc. Announces Earnings for the
                       First Quarter Ended March 31, 1998


Amsterdam, N.Y., May 14, 1998 -- Robert J. Brittain, President and CEO of Ambanc Holding Co., Inc. (the Company), the parent company of Amsterdam Savings Bank, FSB (the Bank), today announced net income for the three months ended March 31, 1998.

Net income for the three months ended March 31, 1998, was $446,000 as compared to $652,000 for the corresponding period of the previous year. Diluted net income per common share for the 1998 quarter was $0.11 as compared to $0.16 for the comparable 1997 quarter.

At March 31, 1998 total assets were $519.8 million compared to total assets of $510.4 million at December 31, 1997. Stockholders' equity was $60.8 million, or $14.27 per share, and $61.2 million, or $14.21 per share, including unreleased ESOP shares and unvested restricted Recognition and Retention Plan ("RRP") shares, at March 31, 1998 and December 31, 1997, respectively.

As announced on April 23, 1998, Ambanc Holding Co., Inc. has signed a definitive agreement with AFSALA Bancorp, Inc. to merge AFSALA with and into Ambanc. The transaction will be a tax-free, stock for stock exchange of 1.07 shares of Ambanc common stock for each share of AFSALA common stock. Pending regulatory and shareholder approval, the merger is expected to be completed in the fourth quarter of 1998.

Amsterdam Savings Bank, FSB, founded in 1886, is a federally chartered savings bank that conducts its business primarily in Albany, Fulton, Montgomery, Saratoga and Schenectady counties in New York from twelve locations in Latham, Guilderland, Gloversville, Amsterdam, Fort Plain, Clifton Park, Ballston Spa, Saratoga Springs, Wilton and Schenectady. The Bank's deposits are insured up to the legal amount by the Federal Deposit Insurance Corporation (FDIC).

The Company's common stock is traded on the NASDAQ National Market under the symbol "AHCI".



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